Exhibit 10.30
May 8, 2009
Todd W. Buchardt
Re: Amendment to Executive Letter Agreement
Dear Todd:
This letter sets forth the terms and conditions regarding your continued employment with Voyager Learning Company, formerly known as ProQuest Company (“Voyager”) and the compensation that the CEO has approved for you. For purposes of this letter, the “Company” refers to Voyager and its subsidiaries and affiliates. Unless otherwise specified, capitalized terms used in this letter have the meaning assigned to such terms in your letter agreement with Voyager dated July 13, 2006 (the “Executive Letter”).
1. Transition Period. You commit to remaining employed with Voyager from the date of this letter until the earliest of: (i) the effective date of your termination pursuant to your notice of resignation to Voyager; or (ii) the date that Voyager terminates your employment, (the “Transition Period”). You will continue to serve as Senior Vice President and General Counsel during the Transition Period.
2. Compensation During the Transition Period. You will be eligible to earn the salary, compensation and benefits as set forth in the revised Exhibit D attached to this letter during the Transition Period.
3. Eligibility to Receive Regular Severance under the Executive Letter after the Transition Period. Upon providing your notice of resignation to the Company, you will be treated as having terminated your employment for “Good Reason” for purposes of Section 6(d) of the Executive Letter. The parties agree that it has been more than two years since a “Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change” as such terms are defined in the Executive Letter and you no longer have rights to enhanced severance benefits under Section 5 of the Executive Letter but you remain eligible for regular severance benefits under Section 6(d) of the Executive Letter. However, the parties agree that the period of continued participation in medical, dental and vision plans described in Section 5(b) shall continue to be eighteen months instead of the twelve months provided by Section 6(c) of the Executive Letter. In addition, the parties agree that the Company will provide such continuation of medical, dental and vision coverage in such manner that the coverage and benefits are not taxable to you or the Company shall pay you an additional amount to cover the payment of all federal, state, local and other taxes with respect to such coverage and benefits as well as the tax reimbursement provided by this sentence such that the coverage and benefits as well as the tax reimbursement does not result in any additional tax cost to you. For further clarification, the following sentence is added at the end of paragraph (a) of the definition of “Good Reason” in the Executive Letter:
“Good Reason”, solely for the purpose of Section 6(d), shall also include you resign from Voyager for any reason.
Please note that Voyager has contributed to an existing rabbi trust with Wachovia with respect to severance benefits and the additional transitional compensation set forth in Section 5 of this letter for you and that you may be entitled to payment directly from Wachovia or a successor trustee and receipt from Wachovia or a successor trustee will satisfy your right to receive severance benefits under the Executive Letter or benefits under this letter to the same extent as if paid by the Company.
4. Eligibility to Receive Additional Compensation.
(a) Prior to a Change in Control. In addition to the Regular Severance Benefits as described in the Executive Letter as modified by section 3 of this letter and the cash in lieu of SERP described in Exhibit D, you will be entitled (subject to signing a release substantially in the form attached to the Executive Letter) to the following bonus compensation if a Change of Control of the Company does not occur in 2009 prior to your termination of employment with the Company and you remain employed with and fulfill your duties to the Company until the earlier of: (i) the end of the Transition Period (other than if the Transition Period ends by a termination of your employment by the Company for Cause as such term is defined in the Executive Letter) or (ii) December 31, 2009:
(1)	a single lump sum equal to the amount of your bonus for 2009 as determined by the Voyager bonus plan for similarly situated executives (prorated as set forth in subsection (a)(2) only if you resign your employment in 2009 without Good Reason);
(2)	where the amounts in subsection (a)(1) above shall be a pro rata amount because you resigned your employment in 2009 without Good Reason, such prorated amount shall be calculated as a percentage as follows:
i.	the numerator shall be the number of days you are employed during 2009; and
ii.	the denominator shall be the number of days in 2009.
The amount described in this Section 4(a), if earned, shall be paid at the same time other Voyager bonuses are paid to the executive leadership team.
(b) On or After a Change in Control. In addition to the Regular Severance Benefits as described in the Executive Letter as modified by section 3 of this letter and the cash in lieu of SERP described in Exhibit D, you will be entitled (subject to signing a release substantially in the form attached to the Executive Letter) to the following bonus compensation if a Change of Control of the Company occurs in 2009 on or prior to your termination of employment with the Company and you remain employed with and fulfill your duties to the Company until the earlier of: (i) the end of the Transition Period (other than if the Transition Period ends by a termination of your employment by the Company for Cause as such term is defined in the Executive Letter) or (ii) December 31, 2009:
(1)	a single lump sum equal to the amount of bonus for on target performance for 2009 [50% of your annualized Base Salary] (prorated as set forth in subsection (b)(2) only if you resign your employment in 2009 without Good Reason);
(2)	where the amounts in subsection (b)(1) above shall be a pro rata amount because you resigned your employment in 2009 without Good Reason, such prorated amount shall be calculated as a percentage as follows:
i.	the numerator shall be the number of days you are employed during 2009; and
ii.	the denominator shall be the number of days in 2009.
The amount described in this Section 4(b) shall be paid at the earlier of: (i) December 31, 2009 or (ii) a termination of your employment by either you or the Company other than if the termination of your employment is by the Company for Cause as such term is defined in the Executive Letter.
5. Eligibility to Receive Additional Transitional Compensation. As additional transitional compensation, you shall be entitled to a single lump sum of 50% of your annualized Base Salary at the earlier of: (a) December 31, 2009 or (b) a termination of your employment by either you or the Company other than if the termination of your employment is by the Company for Cause as such term is defined in the Executive Letter.
6. Golden Parachute Tax Gross-Up Payment. It is not anticipated that your payments from the Company in connection with the Change of Control of the Company will trigger “golden parachute” excise taxes. You will receive a statement summarizing the Company’s basis for this position as soon as reasonably practicable after your termination of employment. Nonetheless, in the event this analysis should be contested by the IRS, your right to receive a tax gross up defined in Section 3 of the Executive Letter remains in effect
7. Section 409A. The payments pursuant to this letter and the Executive Letter are intended to be exempt from or, comply with, the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this letter and the Executive Letter are intended to be interpreted and operated accordingly to the fullest extent possible; provided, however, that notwithstanding anything to the contrary in this letter or the Executive Letter in no event shall the Company be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Section 409A. Without limitation on the foregoing, the cash in lieu of SERP described in Exhibit D and the additional transitional compensation described in

Sections 4 and 5 of this letter are intended to be exempt from the requirements of Section 409A as short-term deferral payments. In accordance with the preceding sentences, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this letter and the Executive Letter to the extent necessary to have such payments under this letter and the Executive Letter be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. If you are a “Specified Employee” pursuant to Section 409A on the date of your Separation from Service, to the extent that any payments pursuant to this letter or the Executive Letter constitute “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then to the extent required for you not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made before the earlier of (i) 6 months after your Separation from Service; or (ii) the date of your death. Should the preceding sentence result in payments to you at a later time than otherwise would have been made under this letter, on the first day any such payments may be made without incurring additional tax pursuant to Section 409A (“409A Payment Date”), Voyager (or Wachovia or a successor trustee of the rabbi trust to which the Company has contributed with respect to your severance benefits (“Rabbi Trust”)) shall make such payments provided that any amounts that would have been paid earlier but for the application of this Section 7 shall be paid in a lump sum on the 409A Payment Date together with, subject to the following sentence, accrued interest at the earnings rate (but not below 0%) of the Rabbi Trust containing your severance amounts. To the extent administratively feasible, you shall be entitled to direct the investment of the portion of the assets in the Rabbi Trust attributable to the amount you are entitled to under this letter and the Executive Letter for which payment is delayed because of Section 409A and to the extent you exercise this discretion, instead of being entitled to the amount delayed because of Section 409A with accrued interest at the earnings rate of the Rabbi Trust you shall be entitled to the amount delayed because of Section 409A adjusted by earnings and losses attributable to your investment direction. For purposes of Section 409A, each payment installment shall be treated as a separate payment. To the extent required for payments under this letter and the Executive Letter to comply with or be exempt from Section 409A (with the intention to comply with Treasury Regulation §1.409A-3(d) with the treatment of the 38th day after termination of employment as the designated payment date), payments shall be made no sooner than the 8th day after termination of employment nor later than the 38th day after termination of employment based on when the release required by this letter and the Executive Letter is executed and becomes non-revocable and if such 30-day period spans two calendar years, payment shall be made in the later calendar year. The parties agree to cooperate to minimize the impact of Section 409A without materially changing the economic value of this letter and the Executive Letter to either party.
8. Effect on Other Agreements. This letter does not reduce or restrict your obligations or rights under any other agreement between you and the Company or any of its subsidiaries or affiliates, including without limitation the Executive Letter and the Restricted Stock Termination Agreement and the Employee Confidentiality and Restrictive Covenant Agreement dated March 22, 2002 and signed by you and James P. Roemer, except to the extent specifically provided in this letter.

9. Withholding. All amounts payable to you by the Company under this letter or otherwise shall be reduced by applicable taxes and all other deductions as may be required by law or which have been previously authorized.
Please review this letter carefully. If it correctly states our agreement, please sign and return the enclosed copy to me.

Best regards,
/s/ Richard Surratt
Richard Surratt
President and Chief Executive Officer Voyager Learning Company

Accepted and agreed to this 8th  _____  day of May 2009.

/s/ Todd W. Buchardt
Todd W. Buchardt

Exhibit D
Revised March    , 2009
SALARY, BONUS AND BENEFITS
Salary
•	Base Salary: You are paid a “Base Salary” of $11,410 bi-weekly ($296,656 if annualized), and are eligible for consideration for a merit increase in May 2009.
•	Regular Salary: Your “Regular Salary” includes your Base Salary plus another $20,800 annualized, for a total Regular Salary of $317,506 annualized.
•	Calculations for Bonus, merit pay, payment in lieu of SERP, severance, company paid disability, 401(k) match will utilize your Base Salary and not your Regular Salary.
Bonus
•	As a key executive you participate in the Financial Bonus Plan at 50% of your Base Salary for on target performance. Under this Bonus you may earn up to 200% of target for performance above goal. This bonus payout is capped at 200% of target.
Benefits
You shall be entitled to the following benefits while employed by Voyager Learning Company under this Agreement.
•	In lieu of participation in the ProQuest Supplemental Executive Retirement Plan (SERP), the Company makes a cash payment to you, less withholding taxes, in an amount equal to 15% of the sum of your Base Salary and your management bonus under the Financial Bonus Plan for the year. Such cash payment in lieu of SERP for any calendar year shall be paid no later than March 15th of the following calendar year.
If your employment shall terminate for any reason other than by the Company with Cause prior to the end of the calendar year, for purposes of calculating the cash payment in lieu of SERP with respect to Base Salary, Base Salary shall be the Base Salary earned for the period you were employed during the year. The cash payment in lieu of SERP attributed to such Base Salary for the year of termination of employment shall be paid to you thirty (30) days following your termination date (subject to signing a release substantially in the form attached to the Executive Letter). The cash payment in lieu of SERP with respect to management bonus under the Financial Bonus Plan shall be paid at the same time as the management bonus, if any, but not later than March 15th following the year to which the management bonus related.

•	You receive at Company expense Basic term life equal to two times annual Base Salary, and under the terms of the policy, you may elect to purchase additional term life insurance up to the amount offered for similarly situated senior executives subject to the terms of the Policy.
•	You have Short Term Disability protection at Company expense.
•	You are covered at Company expense for Long-term disability benefits which will begin after you have been totally disabled for a period of six continuous months. You are also eligible to participate under the Supplemental Income Protection Plan— Supplemental Long Term Disability Plan at the group rate.
•	You participate in the Profit Sharing Retirement Plan 401(k) plan,
•	You are be eligible for four weeks of annual vacation, accrued at 13.33 hours per month, 4 floating holidays (personal days), and 8 company holidays.
•	You participate in benefits programs including group insurance plans for medical, dental, vision, as well as access to a Health Savings Account or Flexible Spending Account.
•	If asked by the Company and you agree to relocate, you are eligible for relocation benefits as detailed in the Senior Management Homeowner Relocation Plan summary. This benefit must be reimbursed to the Company if you leave, at your election, within the first 12 months of employment.
•	You are eligible to participate in Dependent Life Insurance; Voluntary Accidental Death & Dismemberment; the Group Legal Plan.